Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-122348) and related Prospectus of Synaptics Incorporated for the registration of $125,000,000 0.75% Convertible Senior Subordinated Notes due 2024 and 2,473,975 common shares initially issuable upon conversion of the Notes of our report dated July 26, 2002, with respect to the 2002 consolidated financial statements and schedule of Synaptics Incorporated included in its Annual Report (Form 10-K) for the year ended June 30, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
March 28, 2004